Exhibit 9.1
Voting Trust Agreement
By and Between
Flagship Healthcare Management, Inc.
and
Dr. Stephen J. O’Brien

This Declaration and Agreement of Trust (hereinafter sometime also referred to as the “Trust,” “Voting Trust,” or “Agreement”) executed in quadruplicate is entered into by and between Flagship Healthcare Management, Inc., a Delaware corporation (“Flagship”), Dr. Stephen J. O’Brien (“O’Brien”), and the Board of Directors of Flagship (“Trustee Committee”) effective this ______ day of November, 2005.

WITNESSTH:

WHEREAS, Flagship and O’Brien have entered into a Settlement Agreement dated November 8, 2005 (the “Settlement”) under which O’Brien and Flagship resolved their differences.

WHEREAS, pursuant to the terms of the Agreement, O’Brien is required to deposit his shares of Flagship into a voting trust.

WHEREAS, O’Brien has agreed to give the Trustee Committee the right to vote all of the shares of Flagship currently owned by O’Brien, upon the terms and conditions set forth below. The Trustee Committee is to be comprised of the Board of Directors of Flagship.

NOW, THEREFORE, in consideration of the terms and conditions herein contained, each of the parties, intending to be legally bound hereby agree as follows.

ARTICLE I
Creation of Trust

1.01
Contribution of Shares. Contemporaneously with the execution of this Trust all certificates for the shares of Flagship issued in the name of O’Brien shall immediately be transferred and deposited with the Trustee Committee, duly endorsed, or accompanied by duly executed stock powers in favor of the Trustee Committee pursuant to Article IV. All such certificates are transferred for the purpose of vesting in the Trustee Committee such rights and voting powers as are more fully set forth herein and subject to the terms and conditions set forth herein. All voting securities of Flagship originally transferred to the Trustee Committee, including, but not limited to, stock dividends, stock splits, and other recapitalizations, shall likewise be held in trust with the Trustee Committee. All shares held by the Trustee Committee including those originally transferred and those added subsequently, shall be referred to as “Trust Shares.”

1.02	Issuance of Trust Certificates. The Trustee Committee shall issue to O’Brien Trust Certificates in the same form as shown in Exhibit A.

ARTICLE II
Earnings

2.01
Subject to the conditions for reduction or offset set forth herein, any cash dividend or distribution earned by or declared on the Trust Shares shall be transferred to O’Brien within thirty (30) days of its receipt.

2.02
Notwithstanding anything contained herein to the contrary, no distribution shall be made to O’Brien that would allow him to exercise any control, discretion, management, or decision-making authority over the activities of Flagship, including, but not limited to, the right to vote any shares of Flagship.

ARTICLE III
Term

3.01	This Trust shall terminate upon the occurrence of the earliest of the following:

(a)	O’Brien surrendering the Trust Shares to Flagship;

(b)	Flagship’s purchase of the Trust Shares from O’Brien; or

(c)	the termination or liquidation of Flagship.

ARTICLE IV
Endorsements

4.01	All certificates representing shares of Flagship issued to O’Brien and held in the Trust shall bear the following legend or endorsement:

“The securities represented hereby are subject to the provisions of a stockholders agreement, as amended from time-to-time, including therein certain restrictions on transfer. A complete and correct copy of such agreement is available for inspection at the principal office of the company and will be furnished upon written request and without charge. The shares are also subject to a certain Voting Trust dated as of the ____ day of November 2005 which is available at the office of Flagship, 432 Park Avenue South New York, NY 10016.”

ARTICLE V
Trustee Committee

5.01	The Trustee Committee shall consist of the then current members of the Board of Directors of Flagship.

5.02
The Trustee Committee shall be vested with the absolute authority to exercise all voting rights and voting powers of an owner of the Trust Stock. This shall include, but not be limited to, the power to vote:

(a)	for the election or removal of directors;

(b)	for changes in the organizational and operational documents of Flagship;

(c)	for any tax election or position;

(d)	to merge, consolidate, liquidate, dissolve, reorganize, restructure or recapitalize; and

(e)	to sell all or substantially all the assets of Flagship.

5.03	Duties of the Trust Committee. The Trustee Committee shall act in good faith and be mindful of its fiduciary responsibility in the exercise of its powers.

5.04
Immunity. The Trustee Committee, as a whole, and the members of the Trustee Committee individually shall bear no liability for any mistake of law, error in judgment, or error made, nor shall said Trustee Committee or individuals bear any responsibility for any act or omission which may occur as it relates to his duties as Trustee Committee. Said Trustee Committee and individuals shall bear no responsibilities for any losses, which may be incurred absent O’Brien being able to show by clear and convincing evidence that such loss was caused by bad faith, willful misconduct and/or gross negligence.

5.05
Indemnity. The Trust Committee shall be fully indemnified against all expenses, costs (including, but not limited to those of litigation), charges, and other liabilities properly incurred by Trustee Committee in the performance of his duties. O’Brien shall hold the Trustee Committee harmless for any and all losses or damages that may be incurred by the Trustee Committee lawful exercise of its powers and authority

5.06	Authority to Execute. The Corporate Secretary shall be granted the authority to execute any documents, certificates or proxies in the manner set forth and authorized by the Trust Committee.

ARTICLE VI
Taxes

6.01	Payment of Income Taxes. O’Brien acknowledges that any tax which may be due as a result of earnings (whether or not such earnings are available for distribution) are his sole responsibility.

6.02	Tax Information. Flagship will provide all necessary tax information to O’Brien to enable him to file accurate tax returns within the prescribed time under Federal Law.

6.03
Tax on Trust. If any tax should become due and payable by the Trust, O’Brien will forward, upon the request of the Trustee Committee sufficient funds to pay said taxes in full. O’Brien shall be afforded a minimum of ten (10) days to make such required payment. Failure to remit funds timely will result in Flagship advancing sufficient funds against any distributions or other amount due O’Brien as a shareholder of Flagship. Failure to remit funds which results in interest and/or penalty being assessed will result in Trustee Committee deducting such penalty and interest from the next distribution to be made by Flagship to O’Brien.

ARTICLE VII
Reports

7.01
Responsibility to File. The Trustee Committee shall prepare and file all reports with respect to Trust Shares under federal and state securities laws within the time required by applicable law. O’Brien will provide Flagship any necessary information for the completion of said reports on a timely basis.

ARTICLE VIII
Miscellaneous

8.01
Notices. Any notice, payment, demand, or communication required or permitted to be given by any provisions of this Trust shall be in writing and shall be delivered to the person, entity, or officer of said entity to whom the same is directed, or sent by regular, registered, or certified mail, addressed as follows, or to such other address as such person or entity may specify:

(a)	If to the Trustee Committee:
Flagship Healthcare Management, Inc.
432 Park Avenue South, 13th Floor
New York, NY 10016
Attn: Corporate Secretary

(b)	If to Flagship:
Flagship Healthcare Management, Inc.
432 Park Avenue South, 13th Floor
New York, NY 10016
Attn: Chief Financial Officer
(with a copy to Brennan, Manna & Diamond, LLC, 75 E. Market Street, Akron, OH 44308)

(c)	If to O’Brien:
Stephen J. O’Brien, M.D.
300 North Street
Greenwich, CT 06830.

Any such notices shall be deemed to be delivered, given, and received for all purposes as of the date so delivered, if delivered personally or if sent by regular mail, or as of the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, if sent by registered or certified mail, postage and charges prepaid. A different address may be supplied by a party at any time.

8.02
Binding Effect. Except as provided otherwise herein, every covenant, term and provision of this Trust shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, successors and transferees.

8.03	Headings. The headings used in this Trust are for reference only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Trust or any provision hereof.

8.04
Severability. Every provision of this Trust is intended to be severable. If any term or provision hereof is later determined to be invalid, illegal, or unenforceable for any reason whatsoever, such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of the remainder of this Trust.

8.05	Incorporation by Reference. Every document attached to this Trust and referred to herein is hereby incorporated in this Trust by reference.

8.06
Further Action. Each party, upon the request of any other party, shall perform all further acts, including, but not limited to the execution, acknowledgement, and delivery, of any documents which may be reasonably necessary, appropriate or desirable to carry-out the provisions of this Trust.

8.07	Pronouns. All pronouns and variations thereof shall refer to the masculine, feminine and neuter genders, both singular and plural, as required by the context.

8.08	Governing Law. The laws of the State of Delaware shall govern the validity of this Trust, the construction of its terms and the interpretation of the rights and duties of the parties.

8.09
Counterpart Execution. This Trust may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and constitute one document. Each person who executes this Trust on behalf of an entity personally represents and warrants that they have been duly authorized to do so by their respective party and that, upon full execution hereof, this Trust shall become a binding obligation of said party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

FLAGSHIP HEALTHCARE MANAGEMENT, INC.

By: Fred F. Nazem
Its: Chairman and Chief Executive Officer

Stephen J. O’Brien, M.D.

TRUSTEE COMMITTEE

By: Philip E. Barak
Its: Secretary

EXHIBIT A

TRUST CERTIFICATE
FLAGSHIP HEALTHCARE MANAGEMENT, INC.

No. 1        11,316,230 Common Shares

Voting Trust Certificate
for shares of
Common Stock

This is to certify that Stephen J. O’Brien (the “Holder”) has deposited under the Voting Trust Agreement, hereinafter referenced a certificate or certificates, for 11,316,230 shares of Common Stock of Flagship Healthcare Management, Inc. (“Flagship”), a corporation in the State of Delaware, and until said termination of said Voting Trust Agreement (the “Trust”), is entitled to receive payment equal to the amount of dividends, if any, received by this certificate, subject to any restrictions set forth in the Trust and less any tax imposed thereon which the Trustee Committee may be required to pay under the laws of the United States or any state in which Flagship may conduct business requiring the filing of a return and the expenses of the Trustee Committee.

The shares of stock deposited represent the only class of Common Shares of Flagship issued and outstanding at the date of the Voting Trust Agreement. This certificate shall represent not only the original shares deposited, but any increase in shares held in the Trust by virtue of any stock split, stock dividend, etc.

Upon termination of the Trust, the Holder shall be entitled to receive the certificate or certificates which represent the number of shares held under this Trust Certificate. Until such time as the physical delivery of said certificates to the Holder, the Trustee Committee shall possess all rights, powers, entitlements and responsibilities of the absolute owner and holder of record of said shares represented by this Trust Certificate. These rights and powers include, but are not limited to, (a) the right to cast the votes of said shares for any and every purpose; and (b) the right to consent to or waive any corporate act of any kind. It being hereby expressly stipulated that no right to vote, or any other right shall pass or vest in the Holder by express or implied means under this Trust Certificate.

This Trust Certificate is issued under and pursuant to and the rights and privileges of the Holder are subject to and limited by the terms of the Voting Trust Agreement, dated November ___, 2005. A copy of said Trust having been filed and remains open for inspection in the corporate office of record located in Wilmington, Delaware.

The Trustee Committee shall deliver to the corporate office all shares of Flagship in exchange for Trust Certificates at the time of the Trust’s termination.

In the event of Flagship’s liquidation (be it partial or total) or dissolution, any cash or other property which comes into the possession of the Trustee Committee shall be, subject to the terms of the Trust, be paid to the Holder. However, as a condition to receive such distribution, this Trust Certificate must be either surrendered or presented for notation as to the partial liquidation.

IN WITNESS WHEREOF, the Trustee Committee has authorized the Secretary of Flagship to sign this Trust Certificate on its behalf this ____ day of November, 2005.

TRUSTEE COMMITTEE

By: Philip E. Barak
Its: Corporate Secretary

Flagship Healthcare Mgmt - Voting Trust Agreement (10-28-05)